Exhibit 99.1

                   First Oak Brook Bancshares, Inc.
         Announces Full Year and Fourth Quarter 2005 Earnings

    OAK BROOK, Ill.--(BUSINESS WIRE)--Jan. 17, 2006--FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB):

    2005 Earnings

    (Unaudited)

    FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB) announced net income for 2005 of $16.633 million, down from $19.072 million for 2004. Diluted earnings per share were $1.67 in 2005 compared to $1.91 in 2004, down 13%. Earnings in 2005 resulted in a return on average shareholders' equity (ROE) of 12.46% and a return on average assets
(ROA) of .78%.
    Net interest income was $51.358 million in 2005 compared to $53.411 million in 2004. The decrease in net interest income resulted from a 33 basis point decrease in the net interest margin to 2.56%, partially offset by a 9% increase in average earning assets. The growth in average earning assets included an increase in average loans of $197.9 million partially offset by a decrease in average investments of $23.7 million. Margin compression in 2005 was primarily the consequence of interest rates rising faster on deposits than on loans and investments. The Federal Reserve's monetary policy by virtue of which the Fed has been gradually increasing short-term interest rates, the flattening of the "yield curve" where shorter-term interest rates have caught up with longer-term interest rates, and stiff competition among banks in the highly competitive Chicago market were major factors driving this margin compression.
    The Company recorded a provision for loan losses of $360,000 during 2005 compared to $500,000 recorded in 2004. The decrease is primarily due to high asset quality.
    Other income, excluding securities gains and losses, increased 10% primarily as a result of the following:

    -- Merchant credit card processing fees - up $2,038,000, primarily due to new customer growth and increased volume. Merchant volume rose 35% to $384.2 million in 2005 from $284.3 million in 2004. Merchant outlets totaled 638 at December 31, 2005 as compared to 566 at December 31, 2004.

    -- Gain on mortgages sold - up $707,000, primarily due to increased mortgage originations arising from the "Guaranteed Best Rate" promotion. Mortgages originated, including mortgages sold and mortgages held in the portfolio, rose 120% to $125.1 million in 2005 from $56.8 in 2004.

    -- Investment management and trust fees - up $433,000, primarily from increases in discretionary assets under management which rose to $832.8 million, up from $751.0 million at December 31, 2004. Total trust assets under administration rose to $1.057 billion, up from $944.3 million at December 31, 2004.

    -- Other operating income - up $195,000, primarily due to an increase of approximately $59,000, or 38%, in retail annuity sales to $213,000 in 2005 from $154,000 in 2004, and a gain of $87,000 on the sale of repossessed property.

    -- Income from sale of covered call options - down $568,000, or 51%, to $542,000 in 2005 compared to $1.1 million in 2004.

    -- Treasury management fees - down $1,084,000, primarily due to higher earnings credit rates (ECRs) being paid on commercial checking account balances. Treasury management clients retain the option to pay for Bank services in cash fees or by maintaining deposits in their checking accounts, or a combination of both. As rates rise, so do the ECRs we offer clients on their checking balances, and the less clients have to make up in cash fees.

    Other expenses rose 8% for 2005 primarily as a result of the following:

    -- Merchant credit card interchange expense - up $1,824,000, or 38%, to $6.6 million in 2005 from $4.8 million in 2004 primarily due to increased volume.

    -- Salaries and employee benefits - up $1,497,000, primarily due to higher compensation costs, an increase in average full-time equivalents (FTE) and increased costs of employee benefits.

    -- Advertising and business development - up $397,000, primarily due to the promotion of the new "Guaranteed Best Rate" mortgage and home equity products and individual marketing and entertainment costs.

    -- Occupancy and equipment - up $331,000, primarily due to branch expansion. The Bank opened four branches in 2005 (one in March and three in October), bringing its total to 21.

    -- Professional fees - up $329,000, primarily due to increased ongoing costs related to compliance with the Sarbanes-Oxley Act and legal fees arising from the Company's prosecution of lawsuits related to the 60 W. Erie loan fraud discovered in 2002. In 2004, a nonrecurring reimbursement of legal fees related to a fully recovered problem credit reduced the Company's legal expense by $65,000.

    -- Provision for other real estate owned - down $1,217,000. No valuation adjustment was necessary in 2005. See "Asset
        Quality."

    Chief Executive Officer's Comments on 2005

    Richard M. Rieser, Jr., Company CEO said, "We are heartened by our progress on a number of key initiatives undertaken in 2005, especially in the face of the Federal Reserve's continued gradual hiking of short-term interest rates, the flattened yield curve where short-term rates rose to roughly approximate longer-term rates, and fierce competition for deposits and loans among banks in the Chicago market.
    "Despite these challenges, the Company proved itself a prodigious deposit gatherer, a consistent corporate strength. We ended the year 2005 with deposits up 10%, or $169 million, rising to $1.884 billion from $1.715 billion in 2004. Checking, money market accounts and $100,000 and under CDs all rose, while savings accounts and jumbo CDs declined. In short, our core deposits grew smartly in 2005. We don't rely on any brokered CDs for our funding.
    "We attribute our success as deposit gatherers to two long-pursued strategies: First, we continue to lead and innovate in the Treasury Management industry, which helps us attract and retain lower-cost commercial checking deposits. To illustrate our leading edge capabilities, this year we introduced Remote Capture, a way our clients can convert their receivables from checks to images on their own premises and then to transmit this electronic data remotely to us for collection.
    "Second, we continued in 2005 to expand our branch network. In 2005, we opened a record four offices, bringing our total to 21. In March 2005, we opened our 18th office in Darien, which at year-end held over $61 million in deposits. In October 2005, we opened 3 additional offices -- in Glencoe, Northbrook and Wheaton -- which at year-end had attracted $88.3 million in new deposits.
    "In the cases of our new Glencoe and Northbrook offices (combined deposits of $71.7 million at year-end), we introduced a new refinement to our market-driven approach. We branded these two new branches, serving super-affluent communities on Chicago's North Shore, as Chicago Private Bank (CPB). CPB is headed by experienced private bankers and offers exclusive services such as a doorman and concierge who make 'house calls' in our Mini-Cooper concierge cars. The CPB model has been so well-received that we're expanding it, having at the end of 2005 put a private banker in our downtown Chicago office at Dearborn and Huron Streets.
    "It is not, however, in our deposit liabilities, but in our investment and loan assets where we continue to face our severest tests. Over the course of 2005, we grew our loan portfolio $240.6 million, or 22%, to $1.312 billion from $1.072 billion at the end of 2004. Loan growth was spread over all four major components of our portfolio. Commercial real estate and construction grew $78 million, or 24%. Commercial and Industrial (C&I) loans grew $42.4 million, or 28%. Residential mortgage and home equities grew $28.1 million, or 11%. And consumer loans, including indirect auto, Harley Davidson motorcycles, and other consumer loans, climbed $92 million, or 27%.
    "Unfortunately, balance sheet loan growth alone does not tell the whole story. Our $334 million indirect auto portfolio yielded 4.11% for the fourth quarter of 2005 -- below today's marginal cost of funds. Within the indirect auto portfolio there is a significant portion of 'A' paper written in 2003 and 2004 at about 3.5%. While this segment is high quality and turns relatively fast (average life is 31 months), it will take us awhile to boost the overall portfolio yield. In December 2005, our average new auto originations yielded 5.49%, and we project for the year 2006 an average auto portfolio yield of 4.68%, depending on new indirect loan volume. The $71 million Harley Davidson motorcycle portfolio yielded 5.46% for the fourth quarter of 2005.
    "Similarly, a closer look at C&I loan volume reflects strong growth in our leasing and syndicated loans, but relatively flat outstandings within our small business and middle-market loan sector. We are focusing significant management effort and financial resources on building up our small business and middle-market C&I loan origination capabilities. Late in the year, we brought in Bill McGowan as an Executive VP to address this challenge. Previously, Bill was a senior lender in the Fifth/Third and Old Kent organizations and, prior to that, served as a division head in commercial lending at American National Bank. Bill is working hard to recruit additional senior lenders to augment our commercial loan origination platform.
    "Historically and continuing in 2005, the Company has been under-loaned. At the beginning of 2005, Oak Brook Bank had a loan to deposit ratio of 63%. By year-end 2005, we increased this ratio to 70%. Nonetheless, we trail peers who average 89% and sometimes more. The result is that the Company has, in relation to peers, an oversized investment portfolio. While in 2005 we shrunk our investment portfolio by $48.4 million, we still have approximately $364 million of excess lower yielding investments when compared to our peers. We see a very profitable opportunity over the next several years in redeploying investment dollars into better yielding loans or, failing that, into higher yielding investments. With projected cash flows from investments totaling approximately $253.7 million over the next two years and our much anticipated growth in commercial lending capability, we are hopeful we can realize an improved loan to deposit ratio.
    "We want to emphasize that, in fulfilling our loan growth goals, we do not expect to compromise credit quality. High credit quality has always been a hallmark of our conservative culture. Evidencing this, at year-end 2005 non-performing assets (NPAs) from all sources dropped to just $900,000 from $10.2 million a year ago. The largest portion of this reduction in NPAs resulted from our sell-out of the 60 W. Erie condos. Net charge-offs in 2005 dropped to just $94,000 from $323,000 in 2004.
    "During 2005, we continued to produce healthy fee revenues. Investment Management & Trust fees climbed 17% to $3.054 million. Merchant credit card fees rose 34% to $8.016 million from $5.978 million. And gains on mortgages sold increased 292% to $949,000 from $242,000 -- largely due to our "Guaranteed Best Rate" (GBR) program introduced in March 2005. Under GBR, we offer to meet or beat the best mortgage or home equity line rates in Chicago, or pay $300. In addition, we offer low fixed closing costs (plus title and taxes) to take the surprises away at the closing table. For the first time we used broadcast TV to promote this program, in addition to our usual radio, newspaper, and direct mail media.
    "Over 2005, the Company strengthened and deepened its management team and refined its organizational structure. Our Wealth Advisory Group, headed by Senior EVP Tom Sawyer, expanded beyond Investment Management and Trust to include Chicago Private Bank in Glencoe and Northbrook. Chicago Private Bank brought on board 3 seasoned private bankers -- Scott Landau as President (Scott was formerly Senior VP in Wealth Management at LaSalle), and two Managing Directors.
    "Our Retail Group, under Senior EVP Darin Campbell's fine leadership, deepened its executive ranks in all areas, but particularly on the Retail Branch side where we named VPs for Sales, Products, and Operations and Compliance.
    "On the Commercial side, we promoted two Senior VPs to co-head Commercial Banking and introduced a mentoring program where seasoned and less experienced commercial bankers are teamed up. In C&I Lending, EVP Bill McGowan joined the Bank and is providing clarity of direction and focus in building up our commercial lending platform. We reorganized our Credit Administration and Closing Divisions for better support.
    "In our Real Estate Group, headed by Senior EVP Larry Silberman, we streamlined our organization, creating two efficient departments out of three. Operating even more efficiently, we doubled commercial real estate and construction loan originations, built from scratch two new owned branches in Darien and Wheaton, built out two leased facilities in Glencoe and Northbrook, and sold our remaining condo inventory at 60 W. Erie.
    "Our Finance and Administrative Group, under Senior EVP and CFO Rose Bouman, operated very smoothly, notwithstanding the heavy burden of Sarbanes-Oxley compliance and the additional workload generated by our continued growth. Notable hires include an experienced head of Compliance and a skilled Director of Education to manage both internal training and to serve as Dean of Chicago Private Bank (CPB) University, our financial and business continuing education program for clients and friends of CPB.
    "This management team did an admirable job charting our course throughout 2005. With this even stronger and deeper leadership, we are confident their talent and dedication will provide the sort of ongoing guidance and inspiration so necessary when margins are under pressure."

    2005 Fourth Quarter Earnings

    (Unaudited)

    Net income for the fourth quarter of 2005 was $3.834 million, down from $4.94 million for the fourth quarter of 2004. Diluted earnings per share were $.38 in 2005 compared to $.49 in 2004, down 22%.
    Earnings for the fourth quarter of 2005 resulted in an annualized ROE of 11.45% and an annualized ROA of .69%.
    Net interest income was $12.802 million for the fourth quarter of 2005 as compared to $13.26 million in the fourth quarter of 2004, down 3%. The decrease in net interest income resulted from a 28 basis point decrease in the net interest margin to 2.44%, partially offset by a 7% increase in average earning assets. The margin was favorably impacted by an increase in loan fees of $805,000 in the fourth quarter of 2005 compared to 2004, primarily due to an increase in prepayment penalties. The growth in average earning assets included an increase in average loans of $247.6 million partially offset by a decrease in average investment securities of $106.1 million. Margin compression in 2005 was primarily the result of interest rates rising faster on deposits than on loans and investments. Federal Reserve action, the flattened yield curve, and the competitive Chicago market were major factors driving this margin compression.
    The Company recorded a provision for loan losses of $180,000 for the fourth quarter of 2005. No provision for loan losses was recorded for the fourth quarter of 2004.
    Net pre-tax securities losses of $57,000 for the fourth quarter of 2005 included a charge of $292,000 related to the "other-than-temporary" impairment of FNMA Series G perpetual preferred stock held by the Company.
    Other income, excluding securities losses, rose 11%, primarily as a result of the following:

    -- Merchant credit card processing fees - up $507,000, primarily due to new customer growth and increased volume.

    -- Gain on mortgages sold - up $192,000, primarily due to increased mortgage originations arising from the "Guaranteed Best Rate" promotion.

    -- Investment management and trust fees - up $101,000, primarily from an increase in discretionary assets under management.

    -- Treasury management fees - down $306,000, primarily due to higher earnings credit rates being paid on commercial checking account balances.

    Other expenses rose 13% in the fourth quarter of 2005, primarily as a result of the following:

    -- Merchant credit card interchange expense - up $461,000, primarily due to increased volume.

    -- Salaries and employee benefits - up $443,000, due in part to staffing for three new branches opened in October 2005, partially offset by a reduction in supplemental retirement benefits expense.

    -- Advertising and business development - up $208,000, due primarily to the promotion of the new "Guaranteed Best Rate" mortgage product and increased individual marketing and entertainment costs.

    --  Occupancy and equipment - up $141,000 due to branch expansion.

    Assets and Equity at December 31, 2005

    (Unaudited)

    Total assets were a record $2.229 billion at December 31, 2005, up 7% from $2.083 billion at December 31, 2004.
    Shareholders' equity was $134.6 million at December 31, 2005 compared to $133.8 million at December 31, 2004. Book value per share rose to $13.47 at December 31, 2005. Equity includes an other comprehensive loss of $7.6 million at December 31, 2005 related to the Company's investment portfolio compared to $432,000 of other comprehensive income at December 31, 2004.
    Under the Company's Stock Repurchase Program, the Company repurchased 113,603 shares at an average price of $29.11 during 2005. The repurchased stock is held as treasury stock and is to be used for general corporate purposes.
    Oak Brook Bank's capital ratios met the "well capitalized" criteria of the FDIC. "Well capitalized" status reduces regulatory burdens and lessens FDIC insurance assessments.

    Asset Quality

    (Unaudited)

    Net charge-offs for 2005 totaled $94,000 compared to net charge-offs of $323,000 in 2004. In 2005, charge-offs totaled $461,000, which related primarily to the indirect vehicle portfolio. Recoveries totaled $367,000 including $32,000 in restitution from the 60 W. Erie loan fraud and a $39,000 recovery on a commercial loan charged-off in 2002. The remaining recoveries relate primarily to the Company's indirect vehicle portfolio. In 2004, charge-offs totaled $683,000, of which $104,000 related to a write-down of a related commercial and commercial real estate property transferred into OREO. The remaining charge-offs and recoveries relate primarily to the Company's indirect vehicle portfolio.
    As of December 31, 2005, the Company's allowance for losses stood at $8.8 million, or .67% of loans outstanding, compared to $8.5 million, or .80% of loans outstanding at December 31, 2004.
    At December 31, 2005, nonperforming loans (including nonaccrual loans of $150,000 and loans past due greater than 90 days of $647,000) were $797,000, compared to $148,000 at December 31, 2004.
    At December 31, 2005, nonperforming assets totaled $900,000, a substantial decrease from $10.2 million at December 31, 2004. Nonperforming assets include nonperforming loans of $797,000, repossessed vehicles held for sale of $88,000, and Other Real Estate Owned (OREO) of $15,000.
    OREO totaled $15,000 at December 31, 2005, down from $9.857 million at December 31, 2004. The Company has completed the sale of all 24 units and 52 of the 53 parking spaces at the 60 W. Erie condominium project. The Company is maintaining a warranty reserve to pay for any known or anticipated obligations. The Bank remains the plaintiff in a number of civil lawsuits brought against various individuals and entities which arose as a result of the fraud perpetrated by two of the original developers of this property. The amount and timing of any recoveries from the government mandated restitution or the civil lawsuits cannot be ascertained at this time.

    Expanding Branch Network

    (Unaudited)

    Oak Brook Bank currently operates 21 banking offices, 17 in the western suburbs of Chicago, three in the northern suburbs of Chicago, and one at Huron and Dearborn Streets in downtown Chicago, in addition to an Internet branch at www.obb.com.
    In March 2005, Oak Brook Bank opened its 18th office in Darien, Illinois, which currently has deposits of over $61 million. On October 17, 2005, Oak Brook opened its new 19th and 20th offices in Glencoe and Northbrook, Illinois, branded as "Chicago Private Bank", which had attracted $71.7 million in deposits at December 31, 2005. Later in October 2005, Oak Brook Bank opened its 21st office in Wheaton, Illinois with $16.6 million in deposits at December 31, 2005.
    The Bank has also announced two additional offices in Homer Glen in the southwest suburbs (currently under construction) and Oak Lawn in the south suburbs of Chicago, both of which are expected to open in 2006. The Bank continues to evaluate branch expansion opportunities in the greater Chicago area. Although the opening of new offices increases operating expenses until breakeven is reached, management believes judicious branch expansion is a key to the Company's longer-term profitable growth prospects.

    Shareholder Information

    (Unaudited)

    The Company's Common Stock trades on the Nasdaq Stock Market(R) under the symbol FOBB. FOBB remained a member of the Russell 2000(R) Index effective July 1, 2005 for a term of one year.
    Twenty firms make a market in the Company's Common stock. The following six firms provide research coverage: Howe Barnes Investments, Inc.; Sandler, O'Neill & Partners; Stifel Nicolaus & Co.; Keefe, Bruyette & Woods, Inc.; FTN Financial Securities Corp.; and Sidoti & Co.
    At our Web site www.firstoakbrook.com you will find shareholder information including this press release and electronic mail boxes. You will also have the option of directly linking to additional financial information filed with the SEC.
    The consolidated balance sheets, income statements, and selected financial data are enclosed.

    Forward-Looking Statements

    This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company's market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and reserve for loan losses; increases in competition or changes in depositor preferences or loan demand, difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in regulatory approval or construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)
                                  December 31,  December 31,       %
                                      2005          2004        Change
                                  ------------------------------------
                                    (Dollars in thousands)
Assets
   Cash and due from banks             $37,445      $34,273         9
   Fed funds sold and interest-
    bearing deposits with other
    banks                                3,316       51,479       (94)
   Investment securities:
      Held-to-maturity, at
       amortized cost                   33,118       35,469        (7)
      Available-for-sale, at fair
       value                           738,277      786,198        (6)
      Trading, at fair value               924            -        (a)
      Non-marketable securities -
       FHLB stock                       20,378       19,410         5
                                   ------------ ------------
   Total investment securities         792,697      841,077        (6)
   Loans:
      Commercial                        89,919       88,087         2
      Commercial lease financing        40,853       28,566        43
      Syndicated                        63,272       34,958        81
      Construction                     122,689       75,833        62
      Commercial mortgage              279,018      247,840        13
      Residential mortgage             130,819      109,097        20
      Home equity                      158,279      151,873         4
      Indirect auto                    333,863      276,398        21
      Indirect Harley Davidson          71,341       51,560        38
      Other consumer                    22,211        7,443       198
                                   ------------ ------------
   Total loans, net of unearned
    income                           1,312,264    1,071,655        22
   Allowance for loan losses            (8,812)      (8,546)        3
                                   ------------ ------------
   Net loans                         1,303,452    1,063,109        23
   Other real estate owned, net
    of valuation reserve                    15        9,857      (100)
   Premises and equipment, net of
    accumulated depreciation            40,684       34,561        18
   Bank owned life insurance            25,853       24,858         4
   Other assets                         25,830       23,310        11
                                   ------------ ------------
Total assets                        $2,229,292   $2,082,524         7
                                   ============ ============


(a) Percentage change information not meaningful.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)
                                  December 31,  December 31,       %
                                      2005          2004        Change
                                  ------------------------------------
                                    (Dollars in thousands)
Liabilities
   Noninterest-bearing demand
    deposits                          $278,667     $265,251         5
   Interest-bearing deposits:
      Savings deposits and NOW
       accounts                        258,683      291,028       (11)
      Money market accounts            267,060      166,777        60
      Time deposits:
         Under $100,000                493,443      376,841        31
         $100,000 and over             585,829      614,639        (5)
                                   ------------ ------------
      Total interest-bearing
       deposits                      1,605,015    1,449,285        11
                                   ------------ ------------
   Total deposits                    1,883,682    1,714,536        10
   Fed funds purchased and
    securities sold under
    agreements to repurchase            31,531       25,285        25
   Treasury, tax and loan demand
    notes                                6,472        7,792       (17)
   FHLB of Chicago borrowings          133,888      161,418       (17)
   Junior subordinated notes issued
    to capital trusts                   23,713       23,713         -
   Other liabilities                    15,419       15,993        (4)
                                   ------------ ------------
Total liabilities                    2,094,705    1,948,737         7
Shareholders' equity:
   Preferred stock                           -            -         -
   Common stock                         21,850       21,850         -
   Surplus                               9,021        7,751        16
   Accumulated other
    comprehensive (loss) income         (7,607)         432     (1861)
   Retained earnings                   124,455      114,897         8
   Less:  cost of shares in
    treasury                           (13,132)     (11,143)       18
                                   ------------ ------------
Total shareholders' equity             134,587      133,787         1
                                   ------------ ------------
Total liabilities and
 shareholders' equity               $2,229,292   $2,082,524         7
                                   ============ ============



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                           Three months             Year
                              ended                 ended
(In thousands except       December 31,     %     December 31,     %
 per share data)          2005    2004   Change  2005    2004   Change
                         ---------------------- ----------------------

Interest and dividend
 income:
  Loans                  $19,233 $13,053    47  $66,206 $49,691    33
  Investment securities:
     U.S. Treasuries and
      U.S. Government
      agencies             7,330   8,058    (9)  29,589  30,064    (2)
     State and municipal
      obligations            434     496   (13)   1,749   1,953   (10)
     Corporate and other
      securities             821     909   (10)   3,332   4,312   (23)
  Fed funds sold and
   interest-bearing
   deposits with other
   banks                     415     236    76    1,178     691    70
                         ------- -------        ------- -------
Total interest and
 dividend income          28,233  22,752    24  102,054  86,711    18
Interest expense:
  Savings deposits and
   NOW accounts            1,110     889    25    3,828   3,149    22
  Money market accounts    2,011     584   244    5,229   1,811   189
  Time deposits           10,045   6,068    66   33,335  21,167    57
  Fed funds purchased and
   securities sold
   under agreements to
   repurchase                293     128   129      985     403   144
  Treasury, tax and loan
   demand notes               23      12    92      119      47   153
  FHLB of Chicago
   borrowings              1,418   1,405     1    5,248   5,197     1
  Junior subordinated
   notes issued to
   capital trusts            531     406    31    1,952   1,526    28
                         ------- -------        ------- -------
Total interest expense    15,431   9,492    63   50,696  33,300    52
                         ------- -------        ------- -------
  Net interest income     12,802  13,260    (3)  51,358  53,411    (4)
Provision for loan losses    180       -    (a)     360     500   (28)
                         ------- -------        ------- -------
  Net interest income
   after provision for
   loan losses            12,622  13,260    (5)  50,998  52,911    (4)



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                          Three months             Year
                             ended                 ended
(In thousands except      December 31,      %    December 31,      %
 per share data)          2005    2004   Change  2005    2004   Change
                         ---------------------- ----------------------

Other income:
   Service charges on
    deposit accounts:
       Treasury
        management           734   1,040   (29)   3,415   4,499   (24)
       Retail and small
        business             325     323     1    1,229   1,272    (3)
   Investment management
    and trust fees           777     676    15    3,054   2,621    17
   Merchant credit card
    processing fees        2,074   1,567    32    8,016   5,978    34
   Gains on mortgages
    sold, net                257      65   295      949     242   292
   Income from bank owned
    life insurance           253     213    19      995     847    17
   Income from sale of
    covered call options      64     137   (53)     542   1,110   (51)
   Securities dealer
    income                    72      72     -      224     224     -
   Other operating income    392     372     5    1,593   1,398    14
   Net investment
    securities gains
    (losses)                 (57)    (76)   (a)     187     341   (45)
                          ------- -------        ------ -------
Total other income         4,891   4,389    11   20,204  18,532     9
Other expenses:
   Salaries and employee
    benefits               6,226   5,783     8   25,456  23,959     6
   Occupancy                 973     892     9    3,602   3,389     6
   Equipment                 601     541    11    2,218   2,100     6
   Data processing           566     487    16    2,105   1,884    12
   Professional fees         299     254    18    1,260     931    35
   Postage, stationery
    and supplies             297     285     4    1,093   1,043     5
   Advertising and
    business development     667     459    45    2,499   2,102    19
   Merchant credit card
    interchange            1,764   1,303    35    6,648   4,824    38
   Provision for other                                             (a)
    real estate owned          -       -     -        -   1,217
   Other operating
    expense                  633     684    (7)   2,269   2,283    (1)
                         ------- -------        ------- -------
Total other expense       12,026  10,688    13   47,150  43,732     8
                         ------- -------        ------- -------
Income before income
 taxes                     5,487   6,961   (21)  24,052  27,711   (13)
   Income tax expense      1,653   2,021   (18)   7,419   8,639   (14)
                         ------- -------        ------- -------
Net income                $3,834  $4,940   (22) $16,633 $19,072   (13)
                         ======= =======        ======= =======

Diluted earnings per
 share                     $0.38   $0.49   (22)   $1.67   $1.91   (13)
                         ======= =======        ======= =======

(a) Percentage change information not meaningful.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)



(In thousands  Three months ended               Year ended
 except per       December 31,        %        December 31,        %
 share data)    2005       2004    Change    2005       2004    Change
             ---------------------------- ----------------------------

AVERAGE BALANCES:
 Loans, net
  of unearned
  income     $1,273,963 $1,026,324    24  $1,188,504   $990,646    20
 Investment
  securities    786,881    892,999   (12)    808,646    832,343    (3)
 Earning
  assets      2,101,418  1,966,325     7   2,031,530  1,871,611     9
 Total assets 2,216,960  2,081,808     6   2,145,301  1,989,781     8
 Demand
  deposits      271,680    270,942     -     273,284    271,259     1
 Total
  deposits    1,873,480  1,711,347     9   1,794,125  1,623,279    11
 Interest
  bearing
  liabilities 1,797,415  1,661,920     8   1,723,269  1,579,324     9
 Shareholders'
  equity        132,827    132,023     1     133,453    125,401     6

COMMON STOCK DATA:
 Earnings per share:
  Basic            0.39       0.50   (22)       1.69       1.95   (13)
  Diluted          0.38       0.49   (22)       1.67       1.91   (13)
 Weighted
  average shares
  outstanding:
  Basic       9,884,458  9,806,293     1   9,846,806  9,763,936     1
  Diluted     9,987,212 10,024,442     -   9,981,683 10,005,301     -
 Cash
  dividends
  paid per
  share           $0.18      $0.16    13       $0.70      $0.62    13
 Market price
  at period
  end            $27.95     $32.41   (14)
 Book value
  per share      $13.47     $13.33     1
 Price to
  book ratio      2.07x      2.43x   (15)
 Price to
  earnings
  ratio (1)      16.74x     16.97x    (1)
 Period end
  shares
  outstanding 9,849,425  9,820,811     -

FINANCIAL RATIOS
 Return on
  average
  assets (2)       0.69%      0.94%  (27)       0.78%      0.96%  (19)
 Return on
  average
  shareholders'
  equity (2)      11.45%     14.88%  (23)      12.46%     15.21%  (18)
 Overhead
  ratio (2)        1.35%      1.27%    6        1.33%      1.35%   (1)
 Efficiency
  ratio (2)       67.97%     60.56%   12       65.89%     60.79%    8
 Net interest
  margin on
  average
  earning
  assets (2,3)     2.44%      2.72%  (10)       2.56%      2.89%  (11)
 Net interest
  spread (2,3)     1.95%      2.37%  (18)       2.11%      2.56%  (18)
 Dividend
  payout
  ratio (2)       46.44%     31.58%   47       42.53%     32.70%   30

--------------
(1) Calculated using the end of period market price divided by the last twelve months diluted earnings of $1.67 per share in 2005 and $1.91 per share in 2004.

(2) Annualized ratio.

(3) Tax equivalent basis. The net interest margin calculations include the effects of tax equivalent adjustments for tax exempt loans and investment securities using a tax rate of 35% in 2005 and 2004. Tax equivalent interest income for the three months ended December 31, 2005 and 2004 includes a tax equivalent adjustment of $138 and $163, respectively. Tax equivalent interest income for the years ended December 31, 2005 and 2004 includes a tax equivalent adjustment of $555 and $632, respectively.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                           December 31,  December 31,
(Dollars in thousands)                        2005          2004
                                          ----------------------------
CAPITAL RATIOS

Company Consolidated
   Tier 1 capital ratio                        $165,893      $156,019
                                                  10.27%        11.57%
   Total risk-based capital ratio              $174,705      $164,566
                                                  10.82%        12.20%
   Capital leverage ratio                      $165,893      $156,019
                                                   7.40%         7.47%
Oak Brook Bank (minimum for "well
 capitalized"):
   Tier 1 capital ratio (6%)                   $152,688      $142,000
                                                   9.51%        10.61%
   Total risk-based capital ratio (10%)        $161,500      $150,547
                                                  10.06%        11.24%
   Capital leverage ratio (5%)                 $152,688      $142,000
                                                   6.85%         6.82%
TRUST ASSETS
   Discretionary assets under management       $832,816      $751,046
   Total assets under administration          1,057,098       944,318

ASSET QUALITY RATIOS
Nonperforming loans                                $797          $148
Nonperforming assets (1)                            900        10,150
Nonperforming loans to total loans                 0.06%         0.01%
Nonperforming assets to total assets               0.04%         0.49%
Net charge-offs to average loans                   0.01%         0.03%
Allowance for loan losses to total loans           0.67%         0.80%
Allowance for loan losses to nonperforming        11.06x        57.74x
 loans

ROLLFORWARD OF ALLOWANCE FOR LOAN LOSSES
Balance at January 1                             $8,546        $8,369
                                          -------------- -------------
Charge-offs during the period:
   Commercial loans                                  (3)          (76)
   Construction, land acquisition and
    development loans                                 -           (64)
   Commercial mortgage loans                          -           (28)
   Home equity loans                                 (1)          (15)
   Indirect vehicle loans                          (446)         (486)
   Consumer loans                                   (11)          (14)
                                          -------------- -------------
Total charge-offs                                  (461)         (683)
                                          -------------- -------------
Recoveries during the period:
   Commercial loans                                  39             1
   Construction, land acquisition and
    development loans                                32            15
   Home equity loans                                  1            15
   Indirect vehicle loans                           273           272
   Consumer loans                                    22            57
                                          -------------- -------------
Total recoveries                                    367           360
                                          -------------- -------------
Net charge-offs during the period                   (94)         (323)
Provision for loan losses                           360           500
                                          -------------- -------------
Allowance for loan losses at December 31         $8,812        $8,546
                                          ============== =============

(1) Includes nonperforming loans, OREO and repossessed vehicles.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME (UNAUDITED)

                                                2005
                               ---------------------------------------
                                Fourth     Third    Second     First
                                Quarter   Quarter   Quarter   Quarter
                               --------- --------- --------- ---------
                                 (In thousands except per share data)

Interest income                 $28,233   $26,266   $24,681   $22,874

Interest expense                 15,431    13,548    11,658    10,059
                               --------- --------- --------- ---------

Net interest income              12,802    12,718    13,023    12,815

Provision for loan losses           180       180         -         -

Other income                      4,891     5,349     5,226     4,738

Other expense                    12,026    12,071    11,735    11,318
                               --------- --------- --------- ---------

Income before income taxes        5,487     5,816     6,514     6,235

Income tax expense                1,653     1,752     2,059     1,955
                               --------- --------- --------- ---------

Net income                       $3,834    $4,064    $4,455    $4,280
                               ========= ========= ========= =========

Basic earnings per share          $0.39     $0.41     $0.45     $0.43
                               ========= ========= ========= =========

Diluted earnings per share        $0.38     $0.41     $0.45     $0.43
                               ========= ========= ========= =========

ROA (1)                            0.69%     0.74%     0.84%     0.84%
ROE (1)                           11.45%    11.86%    13.54%    13.04%
Net interest margin (1)            2.44%     2.48%     2.62%     2.70%



                                                2004
                               ---------------------------------------
                                Fourth     Third    Second     First
                                Quarter   Quarter   Quarter   Quarter
                               --------- --------- --------- ---------
                                (In thousands except per share data)

Interest income                 $22,752   $22,731   $20,856   $20,372

Interest expense                  9,492     8,963     7,591     7,254
                               --------- --------- --------- ---------

Net interest income              13,260    13,768    13,265    13,118

Provision for loan losses             -         -       250       250

Other income                      4,389     4,846     4,731     4,566

Other expense                    10,688    11,971    10,670    10,403
                               --------- --------- --------- ---------

Income before income taxes        6,961     6,643     7,076     7,031

Income tax expense                2,021     2,077     2,275     2,266
                               --------- --------- --------- ---------

Net income                       $4,940    $4,566    $4,801    $4,765
                               ========= ========= ========= =========

Basic earnings per share          $0.50     $0.47     $0.49     $0.49
                               ========= ========= ========= =========

Diluted earnings per share        $0.49     $0.46     $0.48     $0.48
                               ========= ========= ========= =========

ROA (1)                            0.94%     0.87%     1.00%     1.04%
ROE (1)                           14.88%    14.71%    15.86%    15.42%
Net interest margin (1)            2.72%     2.81%     2.98%     3.08%

(1) Annualized ratio.




    CONTACT: First Oak Brook Bancshares, Inc.
             Rosemarie Bouman, 630-571-1050 ext. 258
             rbouman@obb.com